Exhibit 10.19

MHA LONG TERM CARE NETWORK, INC.

PARTICIPATING PROVIDER AGREEMENT

This Participating LTC Pharmacy Agreement (“Agreement”) is between MHA Long Term Care Network, Inc. (“Network”) a Delaware corporation located at 25A Vreeland Ave #203, Florham Park, New Jersey 07932 and the Long-Term Care Pharmacy (“LTC Pharmacy”) which has executed the signature page hereof.

ARTICLE I.                                Scope of Agreement

A.  Grant of Authority.  LTC Pharmacy hereby (i) appoints Network as LTC Pharmacy’s agent for the purposes of marketing the services of LTC Pharmacy to Third-Party Payors and contracting with such Third-Party Payors on behalf of LTC Pharmacy and (ii) agrees to be a Participating Long-Term Care Pharmacy in Network.

B.  LTC Pharmacy Right to Contract/Exclusivity.  Except as specifically set forth in this Article, LTC Pharmacy shall retain its full right and ability to establish, contract, or otherwise associate directly with any Third-Party Payor without being deemed in breach of this Agreement, provided that any such contract or other arrangement shall not materially interfere with or prevent LTC Pharmacy from fulfilling its obligations under this Agreement. However, LTC Pharmacy shall not, during the term of this Agreement contract with any other national network or entity that would contract with Third-Party Payors on behalf of LTC Pharmacy. In the event that LTC Pharmacy contracts directly with any Third-Party Payor, such contract between LTC Pharmacy and Third-Party Payor shall survive: i) the termination of this Agreement for any reason; or ii) the termination of LTC Pharmacy’s participation under any particular Accepted Product Description.

C.  Common Contracts.  Notwithstanding the provisions of paragraph B of this Article I, if LTC Pharmacy shall have a contract with the same Third-Party Payor as Network, LTC Pharmacy shall be required to render Covered Pharmacy Services pursuant to the Payor Reimbursement Schedule set forth in the contract negotiated by the Network if the contract negotiated by the Network has a Payor Reimbursement Schedule which provides for compensation to LTC Pharmacy that, in the aggregate, is not less than the compensation provided pursuant to the contract directly between LTC Pharmacy and the Third-Party Payor.

ARTICLE II.                            Agreements and Obligations of the Parties

A.  Pharmacy Services.  LTC Pharmacy hereby agrees to provide Covered Pharmacy Services to Beneficiaries in accordance with applicable pharmacy law and regulations. LTC Pharmacy acknowledges that neither Network nor any Third-Party Payor, by this Agreement or otherwise, guarantees to LTC Pharmacy a minimum number of Beneficiaries.

B.  Non-Discrimination.  LTC Pharmacy shall not discriminate in the provision of Covered Pharmacy Services to Beneficiaries based on race, creed, age, gender, disability, sexual orientation, place of origin, source of payment, health status or type of illness or condition, and shall otherwise render Covered Pharmacy Services in accordance with generally accepted standards of care, safety and efficiency and in compliance with all relevant federal, state and local laws and regulations.

C.  Records.  LTC Pharmacy shall maintain adequate pharmacy, financial and administrative records for all care provided to Beneficiaries. Network agrees to comply with all federal and state laws regarding confidentiality of patient records. These provisions shall survive termination of this Agreement for any reason.

D.  Compliance With Law.  LTC Pharmacy agrees to comply fully with all applicable federal and state laws, regulations and regulatory agency guidance(s). Applicable federal laws and regulations include, but are not limited to the Medicare Modernization Act (“MMA”), including substantially complying with the CMS Minimum Performance and Service Criteria set forth in the CMS Addendum, and the Health Insurance Portability and Accountability Act (“HIPAA”) and regulations promulgated pursuant thereto. Applicable state laws include, but are not limited to the minimum standards for pharmacy practice and licensure in the state in which pharmacy provides its services.

E.  Compliance With Third-Party Payor Requirements.  LTC Pharmacy agrees to comply fully with the requirements of this Agreement, Accepted Product Descriptions, Third-Party Payor and Network policies and procedures including, but not limited to, (i) quality assurance; (ii) utilization management; (iii) claims payment review and (iv) grievances and in compliance with Third-Party Payors’ contractual obligations to CMS. Network or Third-Party Payors will advise LTC Pharmacy of all such policies and procedures.

F.  Network Roster.  LTC Pharmacy agrees to allow Network and Third-Party Payors to use LTC Pharmacy’s name, address, telephone number, and other similar information in their directories of Participating Long-Term Care Pharmacies.

G.  Fees Due to Network from LTC Pharmacy.  LTC Pharmacy shall pay Network fees in accordance with Exhibit A.

H.  Product Descriptions.  LTC Pharmacy agrees to be bound by a Product Description that, in the Judgment of Network, is consistent with the terms of this Agreement. LTC Pharmacy shall be bound by the Product Description unless LTC Pharmacy provides Network with written notice of rejection within thirty (30) days after Network provides notice to LTC Pharmacy that it has entered into such Product Description. The terms and conditions of any Accepted Product Description may be amended by agreement of Network, as agent for LTC Pharmacy, and the applicable Third-Party Payor, without LTC Pharmacy’s consent, so long as the compensation provisions meet the requirements of this Agreement. In the event of an amendment of an Accepted Product Description, including changes in reimbursement, Network shall provide LTC Pharmacy with thirty (30) days’ prior written notice thereof. If LTC Pharmacy does not object in writing to such proposal within thirty (30) days after Network gives such notice, the amendment shall become effective at the expiration of such thirty (30) day period. If LTC Pharmacy objects in writing to the proposal as set forth herein, LTC Pharmacy shall no longer be eligible to participate in the corresponding Product offered by such Third-Party Payor. Notwithstanding the foregoing, all of the terms and conditions set forth in any direct contract between LTC Pharmacy and a Third-Party Payor, as set forth in paragraph B of Article 1, shall survive and remain in full force and effect in the event that LTC Pharmacy rejects any Product Description or amendment to an Accepted Product Description as set forth above. All notices required by this section shall be in accordance with Article IV(F).

I.  Compensation.  LTC Pharmacy shall receive compensation for Covered Pharmacy Services rendered to Beneficiaries in accordance with the applicable Accepted Product Description.

J.  Source and Time of Payment.  LTC Pharmacy acknowledges that, although Network may contract with a Third-Party Payor, as agent for LTC Pharmacy, and Network may provide administrative services in connection with a Benefit Plan, Network shall not be liable in any way for payment to LTC Pharmacy for Covered Pharmacy Services rendered to Beneficiaries unless the Third-Party Payor has paid Network for such Covered Pharmacy Services. Network shall use its best efforts to require Third-Party Payors to pay clean claims within fifteen (15) days after adjudication thereof.

K.  Payments to Network.  LTC Pharmacy acknowledges that Network may receive a fee from Third-Party Payors to compensate Network for (x) granting such Third-Party Payor(s) access to the Network and (y) administrative costs relating to the development and operation of the Network.

ARTICLE III.                        Term, Suspension and Termination

A.  Term and Renewal.  The initial term of this Agreement shall commence on the Effective Date and end on December 31st of the calendar year following the year of the Effective Date, unless earlier terminated in accordance with the terms of this Article. This Agreement shall thereafter be automatically renewed for successive one-year terms unless (i) either party hereto gives the other party hereto ninety (90) days’ written notice of non-renewal prior to the commencement of any such renewal term or (ii) this Agreement is earlier terminated in accordance with the terms of this Article.

B.  Termination.  This Agreement, or LTC Pharmacy’s participation under a particular Accepted Product Description may be terminated as follows:

1.               By mutual agreement of Network and LTC Pharmacy, at any time.

2.               By Network or Third-Party Payor, upon thirty (30) days’ prior written notice to LTC Pharmacy:

a.                    On suspension or termination of LTC Pharmacy’s license or its participation in Medicaid, Medicare or other federal health program;

b.                   On the indictment for a felony of LTC Pharmacy or for any criminal charge related to the rendering of pharmacy services;

c.                    On the failure of LTC Pharmacy to comply with Network’s and/or a Third-Party Payor’s utilization management, quality assurance or other requirements, provided LTC Pharmacy has not cured any such failure within thirty (30) days from its receipt of notification from Network or the Third-Party Payor;

d.                   If LTC Pharmacy becomes insolvent, bankrupt, files a voluntary petition in bankruptcy, makes an assignment for the benefit of creditors or consents to the appointment of a trustee or receiver;

e.                    On a material breach of this Agreement, including any Accepted Product Descriptions, by LTC Pharmacy that remains unremedied for more than thirty (30) days after receipt by LTC Pharmacy of written notice thereof (or if such breach cannot be remedied within such thirty (30) day period, LTC Pharmacy has failed to make substantial effort towards such remedy as determined in the discretion of Network); or

f.                      Upon the enactment of any federal, state or local law or regulation or the written interpretation of any law or regulation by a court or government that affects the method of reimbursement or any other material provision of this Agreement in a significant manner adverse to Network.

3.                    Immediately by Network or a Third-Party Payor with respect to a particular Accepted Product Description, upon written notice to LTC Pharmacy on a determination by Network or a Third-Party Payor, in their sole discretion, that (i) LTC Pharmacy shall have engaged in fraud, theft, embezzlement or other financial misconduct, (ii) a final disciplinary action by a state licensing board or other governmental agency has occurred, the effect of which is to impair LTC Pharmacy’s ability to operate as such or (iii) LTC Pharmacy has engaged in conduct that poses an immediate and material threat to the safety and/or well-being of any patient to whom LTC Pharmacy has rendered or intends to render care.

4.                    By LTC Pharmacy, upon notice to Network as set forth in Article IV hereof, in the event LTC Pharmacy objects to an amendment to this Agreement.

5.                    By LTC Pharmacy, upon thirty (30) days’ prior written notice to Network:

a.                    If Network becomes insolvent, bankrupt, files a voluntary petition in bankruptcy, makes a general assignment for the benefit of creditors or consents to the appointment of a trustee or receiver; or

b.                   Upon the enactment of any federal, state or local law or regulation or the written interpretation of any law or regulation by a court or government that affects the method of reimbursement or any other material provision of this Agreement in a significant manner adverse to LTC Pharmacy.

6.                    By LTC Pharmacy, in the event of a material breach of this Agreement by Network that remains unremedied for more than thirty (30) days after receipt by Network of written notice thereof or if such breach cannot be remedied within such thirty (30) day period, Network has not made substantial effort towards such remedy.

Upon termination of this Agreement or any Accepted Product Description, reasonable actions shall be taken by both parties hereto to ensure proper transfer of applicable Beneficiaries under LTC Pharmacy’s care. This provision shall survive termination of this Agreement.

ARTICLE IV.                       Miscellaneous Provisions

A.  Assignment.  Neither party hereto shall assign this Agreement without the prior written consent of the other party. Any purported assignment without such consent shall be null and void. Notwithstanding the foregoing, Network may assign this Agreement, in whole or in part, to a parent, subsidiary or an affiliate thereof upon the giving of written notice of such assignment to LTC Pharmacy. This Agreement shall extend to and be binding upon the successors and assigns of the respective parties should any assignment be consented to and made.

B.  Amendments.  Product Descriptions may be amended as provided in Article II(H). Other amendments may be made as follows: Network may amend this Agreement on ten (10) days’ prior written notice to conform to any regulatory requirements. Additionally, this Agreement may be amended by Network upon thirty (30) days' prior written notice by certified mail to LTC Pharmacy of the proposed amendment. If LTC Pharmacy does not object to such proposed amendment in the manner hereinafter set forth, the amendment shall be effective and LTC Pharmacy shall be bound by the terms thereof upon the expiration of such thirty (30) day period. If LTC Pharmacy objects to such amendment, LTC Pharmacy may terminate this Agreement by providing written notification thereof to Network within fifteen (15) days of the giving of the notice of amendment. If LTC Pharmacy submits notice of termination as provided in this Article IV, Network may, at its sole option, continue LTC Pharmacy’s participation under this Agreement without giving effect to such amendment upon written notice to LTC Pharmacy within five (5) business days after receipt of LTC Pharmacy’s notice of termination. LTC Pharmacy may also terminate this agreement pursuant to Article III(A).

C.  Relationship of Parties.  The parties hereto are independent legal entities. Except for the appointment by LTC Pharmacy of Network as LTC Pharmacy’s agent pursuant to Article I(A) hereof,  nothing in this Agreement shall be deemed to create any relationship of joint venturers, employer and employee, or principal and agent between Network, or a Third-Party Payor and LTC Pharmacy. In performing services under this Agreement, LTC Pharmacy and Network are independent contractors.

D.  Governing Law.  This Agreement shall be interpreted, construed, governed by and enforced in accordance with the laws of the State of New Jersey without regard to its conflicts of laws provisions.

E.  Waiver.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

F.  Notices.  All notices required under this Agreement, shall be in writing, and shall be deemed to have been duly given on the date delivered if delivered in person; or one (1) day after being sent if sent overnight by prepaid Federal Express or other similar prepaid, receipted overnight courier service; or seven (7) days after being sent if sent by first class mail properly addressed to the respective party at the address set forth herein.

G. Survival.  All representations, warranties and covenants made or furnished by any party hereunder, as well as all of the terms and conditions hereof that by their nature survive, whether expressly set forth herein or otherwise, shall be construed to be continuous and shall survive the execution, performance, termination or expiration of this Agreement and shall remain in full force and effect, and shall be enforceable by the parties hereto and their respective legal representatives, successors and permitted assigns.

H. Severability.  In the event any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby unless any party would be substantially deprived of benefits hereunder as a result thereof.

I. Further Assurances.  Each party hereto shall perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions and purposes of this Agreement.

J. Entire Agreement.  This Agreement and amendments hereto pursuant to Article IV(B) hereof (together with all Accepted Product Descriptions and other addenda attached hereto and thereto, which by this reference are incorporated herein and made a part hereof), embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and cancel and supersede all prior agreements and understandings between the parties hereto, whether written or oral, with respect to the subject matter hereof. In the event of any inconsistency between the language of this Agreement and an Accepted Product Description, the terms of the Accepted Product Description shall prevail with respect thereto. This Agreement alone shall govern and control the parties’ rights, duties, obligations and liabilities with respect to the matters set forth herein, and no statement, representation, warranty or covenant has been made by any party with respect thereto except as expressly set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

MHA Long Term Care Network, Inc.		LTC Pharmacy

By:	/s/ Michael J. Sicilian	Print Name:	MARK BALDINGER

Date:	5/16/05	Signature:	/s/ Mark Baldinger

		Address:	790-750 PARK PLACE

		Tax ID:	13-1865997

		Date:	4/7/05

DEFINITIONS

The following terms with their initial letters capitalized shall, unless the context requires otherwise, have the following meanings:

“Accepted Product Description” is a Product Description to which LTC Pharmacy becomes bound in accordance with the terms of Article II(H) hereof. Upon LTC Pharmacy becoming so bound, the Accepted Product Description(s) shall be deemed to be attached to this Agreement as addendum(s) hereto.

“Benefit Plan” is the contract, certificate or other evidence of coverage issued by a Third-Party Payor that describes the obligations of the Third-Party Payor to deliver pharmacy services to, and/or pay for pharmacy services on behalf of, Beneficiaries.

“Covered Pharmacy Services” are those pharmacy services that a Third-Party Payor is obligated to provide to, and/or pay for on behalf of, Beneficiaries as set forth in a Benefit Plan.

“Product” is a health care benefit program offered by a Third-Party Payor or combination of Third-Party Payors that utilizes Participating Long-Term Care Pharmacies to provide pharmacy Covered Pharmacy Services to Beneficiaries under terms and conditions described in the applicable Product Description.

“Product Description” is a written description of a Product that is offered and financed by a Third-Party Payor. The Product Description includes terms and conditions, including, without limitation, compensation, under which Participating Long-Term Care Pharmacies may provide Covered Pharmacy Services to Beneficiaries enrolled in the Product and shall include the relevant terms of the Benefit Plan and the Payor Reimbursement Schedule for the Product.

“Third-Party Payor” means a Medicare Part D Plan (including entities working on behalf of Medicare Part D plans) or other entity listed in a Product Description.

EXHIBIT A

FEES DUE TO NETWORK

Network shall attempt to have Third-Party Payors pay for Network’s services under this Agreement. However, in order to cover its costs, Network reserves the right to charge a fee to LTC Pharmacy if a Third-Party Payor does not agree to pay for Network’s services. In that event, LTC Pharmacy shall pay Network a fee, not to exceed two hundred ($200.00) dollars per month. This fee may be waived, in whole or in part, by Network to the extent that Third-Party Payors have agreed to pay administrative fees to Network.

CMS ADDENDUM

MINIMUM PERFORMANCE AND SERVICE CRITERIA

1.                                      Comprehensive Inventory and Inventory Capacity — LTC Pharmacy must provide a comprehensive inventory of Plan formulary drugs commonly used in the long term care setting. In addition, LTC Pharmacy must provide a secured area for physical storage of drugs, with necessary added security as required by federal and state law for controlled substances. This is not to be interpreted that the pharmacy will have inventory or security measures outside of the normal business setting.

2.                                       Pharmacy Operations and Prescription Orders — LTC Pharmacy must provide services of a dispensing pharmacist to meet the requirements of pharmacy practice for dispensing prescription drugs to LTC residents, including but not limited to the performance of drug utilization review (“DUR”). In addition, the LTC Pharmacy pharmacist must conduct DUR to routinely screen for allergies and drug interactions, to identify potential adverse drug reactions, to identify inappropriate drug usage in the LTC population, and to promote cost effective therapy in the LTC setting. The LTC Pharmacy must also be equipped with pharmacy software and systems sufficient to meet the needs of prescription drug ordering and distribution to an LTC facility. Further, the LTC Pharmacy must provide written copies of the LTC Pharmacy’s pharmacy procedures manual and said manual must be available at each LTC facility nurses’ unit. LTC Pharmacy is also required to provide ongoing in-service training to assure that LTC facility staff are proficient in the LTC Pharmacy’s processes for ordering and receiving of medications. LTC Pharmacy must be responsible for return and/or disposal of unused medications following discontinuance, transfer, discharge, or death as permitted by State Boards of Pharmacy. Controlled substances and out of date substances must be disposed of within State and Federal guidelines.

3.                                      Special Packaging — LTC Pharmacy must have the capacity to provide specific drugs in Unit of Use Packaging, Bingo Cards, Cassettes, Unit Dose or other special packaging commonly required by LTC facilities. LTC Pharmacy must have access to, or arrangements with, a vendor to furnish supplies and equipment including but not limited to labels, auxiliary labels, and packing machines for furnishing drugs in such special packaging required by the LTC setting.

4.                                      IV Medications — LTC Pharmacy must have the capacity to provide IV medications to the LTC resident as ordered by a qualified medical professional. LTC Pharmacy must have access to specialized facilities for the preparation of IV prescriptions (clean room). Additionally, LTC Pharmacy must have access to or arrangements with a vendor to furnish special equipment and supplies as well as IV trained pharmacists and technicians as required to safely provide IV medications.

5.                                       Compounding/Alternative Forms of Drug Composition — LTC Pharmacy must be capable of providing specialized drug delivery formulations as required for some LTC residents. Specifically, residents unable to swallow or ingest medications through normal routes may require tablets split or crushed or provided in suspensions or gel forms, to facilitate effective drug delivery.

6.                                      Pharmacist On-call Service — LTC Pharmacy must provide on-call, 24 hours a day, 7 days a week service with a qualified pharmacist available for handling calls after hours and to provide medication dispensing available for emergencies, holidays and after hours of normal operations.

7.                                      Delivery Service — LTC Pharmacy must provide for delivery of medications to the LTC facility up to seven days each week (up to three times per day) and in-between regularly scheduled visits. Emergency delivery service must be available 24 hours a day, 7 days a week. Specific delivery arrangements will be determined through an agreement between the LTC Pharmacy and the LTC facility. LTC Pharmacy must provide safe and secure exchange systems for delivery of medication to the LTC facility. In addition, LTC Pharmacy must provide medication cassettes, or other standard delivery systems, that may be exchanged on a routine basis for automatic restocking. The LTC Pharmacy delivery of medication to carts is a part of routine “dispensing”.

8.                                      Emergency Boxes — LTC Pharmacy must provide “emergency” supply of medications as required by the facility in compliance with State requirements.

9.                                      Emergency Log Books — LTC Pharmacy must provide a system for logging and charging medication used from emergency/first dose stock. Further, the pharmacy must maintain a comprehensive record of a resident’s medication order and drug administration.

10.                               Miscellaneous Reports, Forms and Prescription Ordering Supplies — LTC Pharmacy must provide reports, forms and prescription ordering supplies necessary for the delivery of quality pharmacy care in the LTC setting. Such reports, forms and prescription ordering supplies may include, but will not necessarily be limited to, provider order forms, monthly management reports to assist the LTC facility in managing orders, medication administration records, treatment administration records, interim order forms for new prescription orders, and boxes/folders for order storage and reconciliation in the facility.

ADDENDUM(S)

ACCEPTED PRODUCT DESCRIPTIONS

(To be attached as negotiated.)

Managed Health Care Associates Long Term Care Network, Inc.

September 12, 2005

MARK BALDINGER

BJK INC./CHEM RX

790 PARK PLACE

LONG BEACH, NY 11561

Dear Mark:

Per the contractual terms of the MHA LTC Network Participation Agreement, we have enclosed via certified mail, this Amendment B for your files regarding the $0.05 per paid claim administration fee. This has been discussed on the various conference calls and was outlined in the contract terms that have been sent to you previously. You are not required to sign or take any action at this time. Per the terms of our agreement you now have 30 days to notify us in the event you do not want to continue your participation in the MHA LTC Network.

You will recall that at one time we discussed a dues structure in order to find the on-going needs of the network. After negotiating contracts with the PDPs and discussing this issue with the MHA LTC Advisory Board, the decision was made to go with a per paid claim model that was based on actual utilization of Network contracts. It was determined that no dues structure would be fair to all pharmacies as a fixed dollar payment to a small pharmacy has a much different impact than a fixed dollar payment to a large pharmacy. It is also possible that, based on which PDPs get approved in which regions, some pharmacies may benefit more than others based on how many MHA contracted plans are actually approved to serve dual eligible patients in that pharmacy’s region. By implementing the per claim admin fee it was determined that each pharmacy would carry this cost based on their own benefit of participation in the MHA network.

It is important to remember that the per claim admin fee only pertains to those contracts where the MHA LTC Network negotiated a better rate than was offered to any other Independent LTC pharmacy or Independent LTC Pharmacy Network. As of today this per claim fee will apply to 13 of the 14 agreements the Network has executed. There will be no charge for the one plan where we agreed to a contracted rate that is equal to the rate currently available to you in the market.

MHA has historically prided itself on our service, which includes considerably more people and larger investments in technology than any of our competition. We continually reinvest back into our business to bring you the highest caliber customer service personnel and superior tools and technology to help you manage your business. Our plan is to do the same with the MHA network. To date we have invested hundreds of thousands of dollars to launch the Network and we are only just beginning. We have recently hired a Manager of Network Operations and are now actively recruiting for a VP of Network Services out of the PBM industry. We are also developing the tools and services you will need to obtain formulary and MAC information as well as creating new reports that will marry the information we supply on the GPO side with new information needs created by our new

“Exceptional Service. Extraordinary People”

25-A Vreeland Road, Suite 203, P.O. Box 789, Florham Park, New Jersey 07932-0789

contracts with PDPs. We can assure you that task of getting close to 500 pharmacies set up to be paid correctly by 14 PDPs on January 1, 2006 is also consuming considerable resources.

MHA is convinced that the needs of our Network members will be on-going as has been the case with our GPO members over the years. While we are satisfied with the results of the first round of contracting, it is clear this is going to be an on-going issue as we try to insure appropriate payment for the services our pharmacies provide. We believe pharmacies need to look at this as a multi-year initiative that has really only just begun now that the initial contracting phase is over. The charge per paid claim will insure a continued revenue stream that will make this a viable business for MHA and allow us to make the people and technology investments required to insure we can appropriately represent your needs with this new group of PDPs that will be paying you for your services for the foreseeable future.

We appreciate your business and your being part of our GPO and Network. If you have any questions please contact your National Account Manager Terri DiCaro or Frank Kurilla- Pharmacy Network Operations Manager at 800-642-3020 x4435 or by e-mailing him at fkurilla@mbainc.com

Sincerely,

/s/ Michael J. Sicilian

Michael J. Sicilian
President
MHA LTC Pharmacy Network, Inc.

Enclosures

Mailing created for:

BJK INC./CHEM RX

790 PARK PLACE

LONG BEACH, NY 11561

NCPDP: 3300794

AMENDMENT TO

MHA LONG TERM CARE NETWORK, INC.

PARTICIPATING PROVIDER AGREEMENT

The participating LTC Pharmacy Agreement between MHA Long Term Care Network, Inc. (“Network”) and LTC Pharmacy (“Agreement”) is hereby amended, effective September 12, 2005 as follows:

Exhibit A which provided for a service fee of up to $200 per month is deleted and replaced in its entirety with the following new Exhibit A:

“EXHIBIT A

FEES DUE TO NETWORK

LTC Pharmacy shall pay Network an administrative fee equal to Five ($0.5) Cents for each claim LTC Pharmacy submits and which is successfully adjudicated and paid by a Third Party Payor which has contracted with Network (“Administrative Fee”).

LTC Pharmacy agrees that a Third Party Payor may withhold the amount of the above administrative fee from the payments otherwise due to LTC Pharmacy from the Third-Party Payor and may pay the administrative fee directly to Network.

In the event a Third-Party Payor does not withhold the amount of the administrative fee, LTC Pharmacy shall pay Network the administrative fee within 30 days of Network’s bill for such administrative fee.

Except as set forth above, the Agreement remains in full force and effect.

Dated: September 12, 2005

MHA Long Term Care Network Inc.

By:	/s/ Michael J. Sicilian
Michael J. Sicilian
President-MHA LTC Network, Inc.

2nd AMENDMENT TO

MHA LONG TERM CARE NETWORK, INC.

PARTICIPATING PROVIDER AGREEMENT

The Participating LTC Pharmacy Agreement between MHA Long Term Care Network, Inc. (“Network”) and BJK, Inc. (“BJK”) (“Agreement”) is hereby amended, effective January 1, 2006 as follows:

Exhibit A, as amended on September 12, 2005, which provided for an administrative fee equal to Five ($0.5) Cents for each claim BJK submits and which is successfully adjudicated is deleted and replaced in its entirety with the following new Exhibit A:

EXHIBIT A

FEES DUE TO NETWORK

BJK shall pay Network an administrative fee equal to Three ($0.3) Cents for each claim BJK submits and which is successfully adjudicated and paid by a Third Party Payor which has contracted with Network (“Administrative Fee”).

BJK agrees that a Third Party Payor may withhold the amount of the above administrative fee from the payments otherwise due to BJK from the Third-Party Payor and may pay the administrative fee directly to Network.

In the event a Third-Party Payor does not withhold the amount of the administrative fee, BJK shall pay Network the administrative fee within 30 days of Network’s bill for such administrative fee.

Except as set forth above, the Agreement remains in full force and effect.

Dated:                       , 2006

MHA Long Term Care Network, Inc.

By:	/s/ Douglas A. Present
Douglas A. Present
CEO-MHA LTC Network, Inc.